MSB Financial Corp. Announces Quarterly Results

MILLINGTON, N.J., January 26, 2010 – MSB Financial Corp. (Nasdaq: MSBF) (the “Company”), the holding company for Millington Savings Bank (the “Bank”), reported net income of $233,000 for the three months ended December 31, 2009, compared to $133,000 for the quarter ended December 31, 2008, representing an increase of $100,000 or 75.2%. For the six months ended December 31, 2009, the Company reported net income of $427,000, compared to net income of $304,000 for the six month period ended December 31, 2008, an increase of $123,000 or 40.5%. Both reporting periods reflect increased net interest income and increases in expense related to the Bank’s provision for loan losses and FDIC insurance.

Net interest income for the three and six months ended December 31, 2009 increased to $2.6 million and $5.2 million, respectively, from $2.2 million and $4.3 million for the three and six months ended December 31, 2008. For the three months ended December 31, 2009, the yield on interest earning assets was 5.09%, a decrease of 51 basis points when compared to the same period in 2008. For the six months ended December 31, 2009, the yield on interest earning assets was 5.11%, a decrease of 52 basis points when compared to the same period in 2008. Correspondingly, the rate on interest-bearing liabilities for the three months ended December 31, 2009 was 2.11%, a decrease of 93 basis points when compared to the same period in 2008. For the six months ended December 31, 2009, the rate on interest-bearing liabilities was 2.21%, a decrease of 93 basis points when compared to the same period in 2008. The net interest margin increased to 3.15% for the three months ended December 31, 2009, compared to 2.92% for the three months ended December 31, 2008, an increase of 23 basis points. The net interest margin increased to 3.10% for the six months ended December 31, 2009, compared to 2.89% for the six months ended December 31, 2008, an increase of 21 basis points. The reduction in interest-bearing liability rates, partially offset by a lesser reduction in interest-earning assets yields, resulted in the higher levels of net interest income and net interest margins. Total interest income increased for both periods due to increased volume and a reduction in the net interest spread.

The loan loss provision for the three and six months ended December 31, 2009 was $405,000 and $750,000, respectively, compared to $67,000 and $132,000 for the same periods ended December 31, 2008. The Bank’s management reviews the level of the allowance for loan losses on a quarterly basis and establishes the provision for loan losses based upon the volume and types of lending, delinquency levels, loss experience, the amount of impaired and classified loans, economic conditions and other factors related to the collectability of the loan portfolio. The significant increase in the provision during the current periods was primarily due to higher delinquency levels and economic conditions.

Non-interest income for the quarter ended December 31, 2009 totaled $156,000, an increase of $48,000 or 44.4% compared to the same period in 2008. For the six months ended December 31, 2009, non-interest income totaled $323,000, an increase of $49,000, or 17.9%, when compared to the same period in 2008. The increases for both periods were primarily attributable to unrealized gains in the trading security portfolio during the current periods.

Non-interest expense was $2.0 million for the quarters ended December 31, 2009 and December 31, 2008. For the six months ended December 31, 2009, non-interest expense totaled $4.1 million, compared to $3.9 million for the six months ended December 31, 2008, an increase of 3.5%. The primary increase in non-interest expense for six month reporting period ended December 31, 2009 compared to December 31, 2008, was attributed to increased FDIC expense. Salaries and benefits, directors compensation, service bureau fees and occupancy and equipment expense increased slightly, while advertising and other expense decreased during the six month period ended December 31, 2009 compared to the six month period ended December 31, 2008.

Total assets increased to $363.8 million at December 31, 2009, from $352.3 million at June 30, 2009, primarily due to an increase of $7.6 million in securities held to maturity, and increases of $3.4 million in total cash and cash equivalents and $1.7 million in other assets, offset in part by a decrease of $2.2 million in loans receivable, net. Deposits were $296.4 million at December 31, 2009, compared to $272.3 million at June 30, 2009. FHLB advances were $25.0 million at December 31, 2009, down $11.2 million from $36.2 million at June 30, 2009. Stockholders’ equity was $40.1 million at December 31, 2009, as compared to $41.0 million at June 30, 2009. The decrease in stockholders’ equity was primarily due to the purchase of shares under the restricted stock award program and share repurchases under the Company’s stock repurchase plan.

Shares of the Company’s common stock trade on the NASDQ Global Market under the symbol “MSBF.” The Company is majority owned by its mutual holding company parent, MSB Financial, MHC.

Forward Looking Statements

The foregoing release may contain forward-looking statements concerning the financial condition, results of operations and business of the Company. We caution that such statements are subject to a number of uncertainties and actual results could differ materially, and, therefore, readers should not place undue reliance on any forward-looking statements.

CONTACT:       MSB Financial Corp.

Michael Shriner, Executive Vice President
908-647-4000
mshriner@millingtonsb.com

SELECTED FINANCIAL AND OTHER DATA

Balance Sheet Data:

	At December 31,	At June 30,
	2009	2009

Total assets	$363,817	$352,263

Cash and cash equivalents	12,931	9,499

Loans receivable, net	273,819	276,058

Securities held to maturity	52,333	44,687

Deposits	296,399	272,280

Federal Home Loan Bank advances	25,000	36,218

Total stockholders’ equity	40,068	40,983

Summary of Operations:

	(unaudited)		(unaudited)
	For the Six Months		For the Three Months Ended
	December 31,		December 31,
	2009	2008	2009	2008

Total interest income	$8,562	$8,338	$4,282	$4,177

Total interest expense	3,380	4,063	1,633	2,001

Net interest income	5,182	4,275	2,649	2,176

Provision for loan losses	750	132	405	67

Net interest income after provision
for loan losses	4,432	4,143	2,244	2,109

Noninterest income	323	274	156	108

Noninterest expense	4,065	3,926	2,023	2,003

Income before taxes	690	491	377	214

Income tax provision	263	187	144	81

Net income	$427	$304	$233	$133

Net income per common share:

Basic and diluted	$0.08	$0.06	$0.05	$0.03

Weighted average number of shares of common stock	5,123,015	5,198,777	5,107,102	5,131,360
outstanding

Performance Ratios:

	(unaudited)		(unaudited)
	For the Six Months Ended		For the Three Months Ended
	December 31,		December 31,
	2009	2008	2009	2008

Return on average assets (ratio of net income
to average total assets)	0.16%	0.19%	0.26%	0.17%

Return on average equity (ratio of net income
to average equity)	1.39	1.43	2.29	1.26

Net interest rate spread	2.90	2.49	2.98	2.56

Net interest margin on average interest-earning
assets	3.10	2.89	3.15	2.92

Average interest-earning assets to average
interest-bearing liabilities	109.60	114.40	108.67	113.22

Operating expense ratio (noninterest expenses
to average total assets)	1.50	2.49	2.22	2.52

Efficiency ratio (noninterest expense divided by
sum of net interest income and noninterest income)	73.84	86.30	72.12	87.70

Asset Quality Ratios

	(Unaudited)
	At or For the Six Months Ended
	December 31,	December 31,
	2009	2008

Non-performing loans to total loans	5.96%	2.31%

Non-performing assets to total assets	4.62	1.98

Net charge-offs to average loans outstanding	0.03	0.00

Allowance for loan losses to non-performing loans	14.77	18.32

Allowance for loan losses to total loans	0.88	0.42

Equity to total assets at end of period	11.01%	13.07%

Average equity to average assets	11.34	13.49

Number of Offices	5	5